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                                               NEWS RELEASE

[CHESAPEAKE LOGO]


                                                  CHESAPEAKE ENERGY CORPORATION
                                                                P. O. Box 18496
                                                       Oklahoma City, OK  73154

FOR IMMEDIATE RELEASE
MARCH 29, 2001

                                    CONTACT:
MARC ROWLAND                                                      TOM PRICE, JR.
EXECUTIVE VICE PRESIDENT                                   SENIOR VICE PRESIDENT
AND CHIEF FINANCIAL OFFICER                                CORPORATE DEVELOPMENT
(405) 879-9232                                                    (405) 879-9257
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                CHESAPEAKE ENERGY CORPORATION ANNOUNCES PROPOSED
             SENIOR NOTES OFFERING TO REPLACE EXISTING SENIOR NOTES

OKLAHOMA CITY, OKLAHOMA, MARCH 29, 2001 - Chesapeake Energy Corporation (NYSE:CHK) today announced that it proposes to offer for sale $800 million of senior notes due 2011 in order to lower the interest rate and extend the maturity of approximately 74% of its senior notes. The offering will be privately placed to qualified institutional buyers or non-U.S. holders in overseas transactions. The proceeds from the proposed offering, together with available cash and bank borrowings, would be used to redeem Chesapeake's existing $120 million principal amount of 9.125% senior notes due 2006, $500 million principal amount of 9.625% senior notes due 2005 and $202.5 million principal amount of 11.125% senior secured notes due 2005 of Gothic Production Corporation, a Chesapeake subsidiary. Redemption of these notes will include payment of aggregate make-whole and redemption premiums estimated at approximately $74 million.

The notes to be offered by Chesapeake will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate. Those statements, and Chesapeake Energy Corporation's business and prospects, are subject to a number of risks, including production variances from expectations, uncertainties about estimates of reserves, volatility of oil and gas prices, the need to develop and replace reserves, the substantial capital expenditures required to fund operations, environmental risks, drilling and operating risks, risks related to exploratory and developmental drilling, competition, government regulation, and the ability of the company to implement its business strategy. These and other risks are described in the company's documents and reports that are available from the United States Securities and Exchange Commission, including those discussed under Risk Factors in the proxy statement/prospectus dated November 1, 2000 for the Gothic acquisition, a form of which is included in our registration statement on Form S-4 (file no. 333-47330).

Chesapeake Energy Corporation is among the 10 largest independent natural gas producers in the U.S. Headquartered in Oklahoma City, the company's operations are focused on exploratory and developmental drilling and producing property acquisitions in the Mid-Continent region of the United States. The company's Internet address is www.chkenergy.com.

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